     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1997
                                                  REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                                 ENDOCARE, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                  33-0618093
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                  Identification No.)

                                  7 Studebaker
                            Irvine, California 92618
                                 (714) 595-4770
               (Address, including zip code, and telephone number,
                  including area code of registrant's principal
                               executive offices)

                            ------------------------

                                  PAUL W. MIKUS
                                    President
                                 Endocare, Inc.
                                  7 Studebaker
                            Irvine, California 92618
                                 (714) 595-4770
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                              ELAINE R. LEVIN, ESQ.
                               Riordan & McKinzie
                        695 Town Center Drive, Suite 1500
                          Costa Mesa, California 92626
                                 (714) 433-2900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                      CALCULATION OF REGISTRATION FEE

=============================================================================================
                                               PROPOSED          PROPOSED
    TITLE OF EACH CLASS OF      AMOUNT         MAXIMUM            MAXIMUM          AMOUNT OF
       SECURITIES TO BE         TO BE       OFFERING PRICE       AGGREGATE       REGISTRATION
          REGISTERED          REGISTERED     PER SHARE(1)    OFFERING PRICE(1)        FEE
---------------------------------------------------------------------------------------------
Common Stock                  2,550,714         $4.66           $11,886,327         $3,602
=============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Section 6 and Rule 457, based on the average of the high and low sales prices, $5.00 and $4.31, respectively, on March 14, 1997 as reported on the Nasdaq SmallCap Market.

                            ------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                         SUBJECT TO COMPLETION
                                                   DATED MARCH 19, 1997

                                 ENDOCARE, INC.
                                2,550,714 SHARES
                                  COMMON STOCK
                           PAR VALUE $0.001 PER SHARE


         The 2,550,714 shares (the "Shares") of Common Stock, par value $0.001 per share ("Common Stock"), of Endocare, Inc. (the "Company") offered hereby are to be sold by the persons and entities named herein under "Selling Stockholders."

           INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH IN THIS PROSPECTUS BEGINNING ON PAGE 4 UNDER "RISK FACTORS" PRIOR TO PURCHASE.

         Holders of the Shares may resell the Shares from time to time in transactions on the Nasdaq SmallCap Market, and may sell the Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through such broker or brokers. See "Plan of Distribution." Sales of the Shares may be effected by selling such securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers thereof. Such sellers and any broker-dealer who acts in connection with the sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

         None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

                            ------------------------

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ENDO." On March 18, 1997, the reported closing price of the Company's Common Stock on the Nasdaq SmallCap Market was $4 3/4 per share.

                            ------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.
                            ------------------------
              The date of this Prospectus is _______________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.


                                       2.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) The Annual Report of the Company on Form 10-K (File No. 0-27212) for its fiscal year ended December 31, 1996, as filed with the Commission on February 21, 1997;

         (2) The Annual Report of the Company, as amended, on Form 10-K/A for the fiscal year ended December 31, 1996, as filed with the Commission on March 4, 1997;

         (3) The description of the Common Stock contained in a registration statement on the Company's Form 10-SB/A Amendment No. 2, as filed with the Commission on January 5, 1996;

         (4) The definitive Proxy Statement of the Company, as filed with the Commission on March 6, 1997; and

         (5) All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Paul W. Mikus, President, Endocare, Inc., 7 Studebaker, Irvine, California 92618, telephone number (714) 595-4770.

                                       3.

                                  RISK FACTORS

         An investment in the Shares of Common Stock offered by this Prospectus involves a high degree of risk. Prospective purchasers of the Common Stock offered hereby should carefully review the following risk factors as well as the other information set forth in this Prospectus.

         This Prospectus, including the information set forth below, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements regarding the Company's development of new products, its ability to market and sell existing products and obtain regulatory approvals, the trends in the markets served by the Company and the Company's ability to meet its liquidity requirements. Prospective purchasers are cautioned that all forward-looking statements are subject to risks and uncertainties, including, without limitation, the risks outlined in this section.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

         The Company has a limited history of operations as an independent operating entity. Since its inception, the Company has engaged primarily in research and development, and the Company has minimal experience in manufacturing, marketing and selling its products in commercial quantities. Additionally, the Company has incurred annual operating losses since its inception, and expects to continue to incur operating losses as new products will require substantial development, clinical, regulatory, manufacturing and other expenditures. As of December 31, 1996, the Company's accumulated deficit was approximately $1.53 million. There can be no assurance that ENDOcare will successfully develop or commercialize its current or future products, that the Company will achieve significant revenues from sales, or that the Company will achieve or sustain profitability in the future. Additionally, successful completion of the Company's development program and its transition, to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company's cost structure and obtaining additional financing adequate to fulfill its research and development activities to continue refinement of existing products and to develop and commercialize new products.

DECLINING SALES OF EXISTING PRODUCTS; UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S NEW PRODUCTS

         Sales of several existing ENDOcare products, including Prolase(R) and Diolase(TM), have declined and are expected to continue to decline over the next two years and beyond. Certain of the Company's products, including ENDOcare's CRYOcare Systems, which were introduced in the second quarter of 1996, are in the early stages of development or market introduction. There can be no assurance that any of the Company's products will be accepted by potential customers. The Company's ability to successfully market its CRYOcare System is dependent upon acceptance of cryosurgical procedures in the United States and certain international markets. Although cryosurgery has existed for many years, cryosurgery has not been widely accepted due to cost, competing products and limited reimbursement by third party payers. The acceptance of cryosurgery by the general population also may be affected adversely by its price, concerns relating to its safety and efficacy, the accepted effectiveness of alternative methods of correcting urological disorders and lack of reimbursement from third party payers. Medicare does not currently reimburse for cryosurgical ablation of the prostate, the approved use of the Company's eight probe CRYOcare System. In addition, any future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryosurgery, whether from the Company's products or the products of the Company's competitors, could adversely affect acceptance and reimbursement for cryosurgery. Emerging new technologies and procedures to treat cancer, prostate enlargement and other prostate disorders also may adversely affect the market acceptance of cryosurgery. There can be no assurance that the Company's CRYOcare Systems will gain any significant degree of market acceptance among physicians, patients and health care payers.


                                       4.

UNCERTAINTY OF PRODUCT DEVELOPMENT; RISKS RELATED TO CLINICAL TRIALS

         The Company's growth is substantially dependent upon its continued ability to successfully develop, commercialize and market new products. ENDOcare's future products are in varying stages of development. There can be no assurance that the Company will be successful in developing and commercializing new products that achieve market acceptance or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. There can be no assurance that the Company's products in development will prove to be safe and effective in clinical trials under applicable regulatory guidelines, and clinical trials may identify significant technical or other obstacles that must be overcome prior to obtaining necessary regulatory or reimbursement approvals. Even if a product overcomes these obstacles, the Company's products will not be used unless they present an attractive alternative to other treatments and the clinical benefits to the patient and cost savings achieved through use of the Company's products outweigh the cost of such products. The Company believes that recommendations and endorsements of physicians and patients and reimbursement by health care payers will be essential for market acceptance of its products, and there can be no assurance that any such recommendations, endorsements or reimbursements will be obtained. Failure of the Company to successfully develop, commercialize and market new products or the failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON BOSTON SCIENTIFIC; LIMITED SALES AND MARKETING EXPERIENCE

         The Company has only limited experience marketing and selling its products, and does not have experience marketing and selling its products in commercial quantities. In November 1996, the Company entered into an eight year exclusive distribution agreement whereby Boston Scientific agreed to market and distribute the Company's CRYOcare Systems worldwide. As a result, future sales of the CRYOcare System, the Company's main product, will be dependent on the marketing efforts of Boston Scientific. The Company derives a majority of its revenues from the sales of CRYOcare Systems and expects that sales of CRYOcare Systems will continue to constitute the majority of net sales for the foreseeable future. Accordingly, any factor adversely affecting the sales of CRYOcare Systems would have a material adverse effect on the Company's business, financial condition and results of its operations. Although the distributorship agreement requires Boston Scientific to purchase a minimum number of products, if and when there were a lack of sales as a result of unforeseen regulatory (including lack of Medicare reimbursement of cryosurgical ablation of the prostate) or clinical circumstances relating to a product or failure of the Company to deliver products in a timely manner, the minimum purchase requirements can be renegotiated. Currently, Medicare does not provide reimbursement for cryosurgical ablation of the prostate, the approved use of the Company's eight probe CRYOcare System.

         The Company believes that to become and remain competitive, it will need to continue to develop third party distribution channels and/or a substantial direct sales force for its new and other products. Establishing marketing and sales capabilities sufficient to support sales in commercial quantities will require significant resources, and there can be no assurance that the Company will be able to recruit and retain direct sales personnel, or that the Company will succeed in establishing and maintaining any third party distribution channels, or that the Company's future sales and marketing efforts will succeed at all.

         In addition, under the distribution agreement, Boston Scientific has a right of first refusal to match any offer received by the Company from a third party to purchase the assets related to the CRYOcare System, and a right to buy the assets and technology related to the CRYOcare System at purchase dates of twenty-four, thirty-six and forty-eight months after the date that Medicare provides reimbursement for cryosurgical ablation of the prostate, for a purchase price of 1.7, 1.5 and 1.3 times net sales for the product for the preceding twelve months, but not less than $40 million, $50 million and $60 million, respectively. This buyout provision may have the impact of creating a theoretical cap on the value of the CRYOcare System and, indirectly, the market value of the Company.


                                       5.

PRIOR RELIANCE ON MEDSTONE; NEED FOR ADDITIONAL FINANCING

         The Company operated as a division or wholly owned subsidiary of Medstone from its commencement of operations until January 1996 and relied upon Medstone for financial support and for assistance with personnel management and financial administration. ENDOcare anticipates that its need for working capital through the end of 1997 should be satisfied with the proceeds from the $7.8 million private placement of Common Stock by Endocare which closed on January 27, 1997. The Company expects that to meet its long-term needs it will need to raise substantial additional funds through the sale of its equity securities, the incurrence of indebtedness or through funds derived through entering into collaborative arrangements with third parties. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require the Company to relinquish rights to certain of its technologies, products or marketing territories. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION; RAPID TECHNOLOGICAL AND INDUSTRY CHANGE

         ENDOcare competes in an established field of surgical device manufacturers, and the competition in this field is intense. Many of the Company's competitors are significantly larger than the Company and have greater financial, technical, research, marketing, sales, distribution and other resources than the Company. Additionally, the Company believes there will be intense price competition for products developed in the Company's markets. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products, including drug-based treatments, that are more effective or commercially attractive than any that are being developed or marketed by the Company, or that such competitors will not succeed in obtaining regulatory approval, introducing or commercializing any such products prior to the Company. Such developments could have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that, even if the Company is able to compete successfully, it would do so in a profitable manner.

         The medical device industry generally, and the urological disease treatment market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. The Company's future success will depend upon its ability to develop and introduce new cost effective products in a timely manner. There can be no assurance that the Company's products will not be rendered obsolete as a result of future innovations.

LIMITED MANUFACTURING EXPERIENCE

         The Company has limited experience in producing its products in commercial quantities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company's failure to overcome these manufacturing problems could materially adversely affect the Company's business, financial condition and results of operations.

         The Company uses a combination of internal manufacturing capacity and third party manufacturers in its manufacturing efforts. Most of the Company's purchased components and processes are available from more than one vendor. However, certain components and processes are currently available from or performed by a single vendor. Any supply interruption from a single source vendor would have a material adverse effect on the Company's ability to manufacture its products until a new source of supply was qualified and, as a result, could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the ability of third party manufacturing sources to deliver components or finished goods will affect the Company's ability to commercialize its products, and the Company's dependence on third party sources may adversely affect the Company's profit margins.

         Additionally, the Company's success will depend in part upon its ability to manufacture its products in compliance with the FDA's Good Manufacturing Practices ("GMP") regulations and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Failure to increase production volumes in a timely or cost effective manner or to maintain compliance with GMP or other regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.


                                       6.

DEPENDENCE UPON KEY PERSONNEL

         The Company's future success depends to a significant degree upon the continued service of key technical and senior management personnel, including Paul W. Mikus, the President of the Company, none of whom is bound by an employment agreement or covered by an insurance policy of which the Company is the beneficiary. The Company's future success also depends on its continuing ability to attract, retain and motivate highly qualified technical, managerial and sales personnel. The inability to retain or attract qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

         Governmental regulations in the United States and other countries are a significant factor affecting the research and development, manufacture and marketing of the Company's products. In the United States, the United States Food and Drug Administration ("FDA") has broad authority under the Federal Food, Drug and Cosmetic Act and the Public Health Service Act to regulate the distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions which vary from country to country.

         The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. There can be no assurance that ENDOcare will be able to obtain necessary approvals for clinical testing or for manufacturing or marketing of its products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, governmental regulation may be established which could prevent, delay, modify or rescind regulatory approval of ENDOcare's products. There can be no assurance that any such position by the FDA, or change of position by the FDA, would not adversely impact the Company's business, financial condition or results of operations.

         Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on the Company. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. There can be no assurance that the Company will be able to obtain regulatory approvals for its products on a timely basis or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT

         In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third party payers, principally Federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving the Company's products. Currently, Medicare does not reimburse for cryosurgical ablation of the prostate, the approved use of the Company's eight probe CRYOcare System. Without such reimbursement, market acceptance and use of the product will be limited and may adversely affect the Company's revenues from sales of the product. There can be no assurance that the cost of medical procedures involving the Company's products will be reimbursed by Medicare or other governmental, insurance or third party payers.

         In addition, the Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payers, the cost of the Company's products will be incorporated into the overall cost of the procedure and that there will be no separate, additional reimbursement for the Company's products. Separate reimbursement for the Company's products is not expected to be available in the United States and there can be no assurance that reimbursement for the Company's products will be available in international markets under either governmental or private reimbursement systems.


                                       7.

         Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payers, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payers for procedures involving the Company's products, or adverse changes in governmental and private third party payers' policies toward reimbursement for such procedures, could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND RECALL RISKS

         The manufacture and sale of medical products entails significant risk of product liability claims or product recalls. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the clinical trials or sales of its products. In addition, the Company may require increased product liability coverage as its products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a recall of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATED TO HEALTH CARE REFORM

         Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. The Company cannot predict what impact the adoption of any Federal or state health care reform measures, future private sector reform or market forces may have on its business.

DEPENDENCE ON PATENT AND PROPRIETARY RIGHTS

         ENDOcare's success will depend in part on its ability to secure and protect intellectual property rights relating to its technology. While ENDOcare believes that the protection of patents or licenses is important to its business, it also relies on trade secrets, know-how and continuing technological innovation to maintain its competitive position. No assurance can be given that ENDOcare's patent applications will be approved, that ENDOcare will develop any additional proprietary products that are patentable and/or that any issued patents will provide ENDOcare with a competitive edge or will not be challenged by any third parties.

         No assurance can be given that ENDOcare's processes or products will not infringe patents or proprietary rights of others or that any license required would be made available under any such patents or proprietary rights, on terms acceptable to ENDOcare or at all. From time to time, the Company has received correspondence alleging infringement of proprietary rights of third parties. No assurance can be given that any relevant claims of third parties would not be upheld as valid and enforceable, and therefore that the Company could be prevented from practicing the subject matter claimed or would be required to obtain licenses from the owners of any such proprietary rights to avoid infringement.

         The Company seeks to preserve the confidentiality of its technology by entering into confidentiality agreements with its employees, consultants, customers, and key vendors and by other means. No assurance can be given, however, that these measures will prevent the unauthorized disclosure or use of such technology.


                                       8.

LIQUIDITY

         ENDOcare Common Stock began trading on the Nasdaq SmallCap Market on February 28, 1997. Between February 20, 1996 and February 28, 1997, the Common Stock traded on the Nasdaq electronic bulletin board. As a result, the Common Stock has a limited trading history. If the Company is unable to maintain the standards for quotation on the Nasdaq Small Cap Market, the ability of investors to resell their shares after registration with the Securities and Exchange Commission may be limited. In addition, the Company's securities may be subjected to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. This could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of holders of the Company's securities to sell their securities in the secondary market.

         There can be no assurance regarding the price at which the ENDOcare Common Stock will trade before or after the date of this Prospectus. The market prices for securities of emerging companies have historically been highly volatile. Future announcements concerning ENDOcare or its competitors, including the Company's operating results, technological innovations or new commercial products, corporate collaborations, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of ENDOcare's products, as well as investor perception of the Company and industry and general economic and market conditions, may have a significant impact on the market price of ENDOcare's Common Stock. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

         Sales of Common Stock (including shares issued upon the exercise of outstanding options and warrants) after the date of this Prospectus could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company would deem appropriate. As of March 1, 1997, the Company had 8,195,853 shares of Common Stock outstanding, of which 5,615,472 shares may be freely traded (unless held by an affiliate of the Company), and the remaining 2,580,381 shares were restricted securities within the meaning of the Securities Act. Of the 2,580,381 restricted shares of Common Stock, 2,550,714 are being registered in connection with this offering. As a result, upon completion of this offering, 29,667 shares of Common Stock will be restricted securities. In addition, as of March 1, 1997 warrants to purchase 382,497 shares of Common Stock were outstanding. Also, as of March 1, 1997 stock options to purchase 1,516,000 shares of Common Stock had been granted under the Company's stock option plans, subject to various vesting schedules. Stock options to purchase an additional 84,000 shares of Common Stock may be issued by the Company from time to time under such plans. In addition, the Company is requesting its stockholders to approve, at its annual meeting of stockholders to be held on March 27, 1997, an increase in the number of shares that may be issued under such plans from 1,600,000 to 2,150,000 shares of Common Stock (from 1,500,000 to 2,000,000 under the Company's 1995 Stock Plan and from 100,000 to 150,000 under the Company's 1995 Director Option Plan). Exercise of these options or warrants may result in substantial dilution to investors. In addition, the Company has granted certain shareholders and warrantholders piggyback registration rights with respect to 357,497 shares of Common Stock.

         The price of the Shares to be sold in this offering may be substantially higher than the book value per share of Common Stock. Of the 2,550,714 shares to be sold in this offering, 2,218,714 shares were purchased by the Selling Stockholders for a purchase price of $3.50 per share in a private placement which occurred on January 27, 1997. The remaining 332,000 shares offered hereby were issued by the Company on January 27, 1997 upon conversion of promissory notes issued on August 26, 1996 at a conversion price of $2.50 per share of Common Stock. Investors purchasing the Shares offered hereby may therefore incur immediate, substantial dilution.


                                       9.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS; POSSIBLE NEGATIVE EFFECT ON STOCK PRICE

         Certain provisions of the Company's Certificate of Incorporation and the Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. For example, certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the shareholders, eliminate the ability of shareholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for shareholders to take certain corporate actions and may have the effect of delaying or preventing a change in control of the Company.


                                       10.

                                   THE COMPANY

         ENDOcare develops, manufactures and markets minimally invasive medical devices to treat a variety of urological conditions. The Company has focused its efforts on the development of surgical devices for the treatment of the two most common diseases of the prostate; benign prostatic hyperplasia ("BPH") and prostate cancer. To date, the Company has received marketing clearance by the FDA for six of its products and has an attractive research and development pipeline for other novel urological devices.

         ENDOcare has developed and recently introduced an innovative, second generation cryosurgical system for the treatment of prostate cancer. The CRYOcare(TM) System offers the advantage of controlled, targeted freezing of the tumor with the benefit of faster patient recovery and minimal complications. In November, 1996, the Company entered into an exclusive worldwide distribution agreement with Boston Scientific Corporation ("Boston Scientific") to market and sell the CRYOcare System for urological applications. The Company expects that the partnership with Boston Scientific will allow the proper clinical and market development necessary to position the CRYOcare System as an accepted outpatient therapy for the treatment of prostate cancer. See "Risk Factors -- Dependence on Boston on Scientific; Limited Marketing Experience."

         ENDOcare also is developing new therapies for the improved treatment of BPH. The Company's initial product development efforts for BPH involve the use of stent technology to provide both immediate and long-term relief to BPH patients. ENDOcare is implementing a two-part strategy for the commercialization of its stent-based BPH therapies. The first stage is the development of the Company's Horizon Temporary Stent(TM). This nitinol-based stent has shape memory characteristics for easy placement via a catheter following surgical intervention of the prostate and convenient non-traumatic removal of the stent following the healing process. The Company believes that its Horizon Temporary Stent will address one of the major issues of BPH therapy, the immediate relief of patients following thermotherapy and surgical resection. ENDOcare has recently commenced preclinical studies for the Horizon Temporary Stent and expects to begin clinical trials in early 1997.

         The second stage in developing the Company's stent technology will combine the Company's nitinol stent with a catheter system which will deliver thermotherapy by utilizing the stent as a conductor of heat energy. The Company believes that this Hot Stent(TM) will provide immediate and long-term therapy in a one-step process. Both stent applications are being designed to be performed on an outpatient basis. The ability to perform BPH therapy in this manner is expected to result in an increase in the number of BPH sufferers who will seek curative surgical procedures.

         The Company also markets disposable surgical devices for the treatment of BPH. The Prolase fiber optic catheter was introduced in 1993, the Diolase 60, a surgical laser, was introduced in 1994 to be used with the Prolase laser fiber and the Uroloop and Vaporbar electrosurgical cutting elements were introduced in late 1995.

         ENDOcare became an independent public company effective as of January 1, 1996, through a tax-free spinout by its former parent company, Medstone International, Inc. ("Medstone") The core operations of ENDOcare commenced in 1990, first as the research and development arm of Medstone and ultimately as a separate division focusing on the development of novel urological devices. ENDOcare and its management team successfully developed and launched innovative devices to improve the performance of existing urological procedures by minimizing trauma to patients. Over the past five years, the Company has expanded its research efforts, which have resulted in the development of products that offer multiple opportunities to treat BPH and prostate cancer less invasively on an outpatient basis.

         The Company's principal executive offices are located at 7 Studebaker, Irvine, California 92618, and its telephone number is (714) 595-4770.


                                       11.

                                 USE OF PROCEEDS

         The Shares are being sold by the Selling Stockholders and, accordingly, the Company will receive none of the proceeds therefrom.


                            THE SELLING STOCKHOLDERS

         All of the shares of Common Stock offered hereby are offered by the Selling Stockholders. Any sales of such Shares will be for the account of such persons or entities and none of the proceeds of such offering will be received by the Company. The following table sets forth, with respect to the Selling Stockholders, the number of shares of Common Stock and percentage of Common Stock owned by each Selling Stockholder prior to this offering, the number of shares of Common Stock offered for each Selling Stockholder's account and the number of shares of Common Stock and percentage of Common Stock owned by each Selling Stockholder after the anticipated completion of this offering.

                                           Shares of       Percent of       Shares of       Shares of     Percent of
                                            Common           Common           Common         Common         Common
                                          Stock Owned      Stock Owned    Stock Offered    Stock Owned    Stock Owned
                                           Prior to         Prior to         in this          After       After this
Name of Selling Stockholder              this Offering    this Offering      Offering     this Offering    Offering
---------------------------              -------------    -------------   -------------   -------------   -----------
Pharmaceutical/Medical Technology              85,714          1.0             85,714           0             *
Fund, L.P.

Essex Special Growth Opportunities             55,000           *              55,000           0             *
Fund, L.P.

Harris & Harris Group, Inc.                   150,000          1.8            150,000           0             *

Health Reform Opportunities, L.P.              30,000           *              30,000           0             *

The Kaufman Fund, Inc.                      1,000,000         12.2          1,000,000           0             *

Par Investment Partners, L.P.                 275,000          3.4            275,000           0             *

Porter Partners, L.P.                         145,000          1.7            145,000           0             *

EDJ Limited                                    25,000           *              25,000           0             *

Technology Funding Partners III,              474,000(2)       5.8            354,000       120,000(2)       1.5
L.P.(1)

Technology Funding Venture Partners            15,800(3)        *              11,800        4,000(3)         *
IV, an Aggressive Growth Fund, L.P.(1)

Technology Funding Venture Partners            15,800(4)        *              11,800        4,000(4)         *
V, an Aggressive Growth Fund, L.P.(1)

Technology Funding Medical Partners           126,400(5)       1.5             94,400       32,000(5)         *
I, L.P.(1)

Opco Senior Executive Investment               43,000           *              43,000           0             *
Partnership, L.P.(6)

Westfield Performance Fund, L.P.               70,000           *              70,000           0             *

Educational Employees Supplementary            56,450           *              56,450           0             *
Retirement System of Fairfax County

NCR Pension Trust                              15,450           *              15,450           0             *


                                       12.

                                           Shares of       Percent of       Shares of       Shares of     Percent of
                                            Common           Common           Common         Common         Common
                                          Stock Owned      Stock Owned    Stock Offered    Stock Owned    Stock Owned
                                           Prior to         Prior to         in this          After       After this
Name of Selling Stockholder              this Offering    this Offering      Offering     this Offering    Offering
---------------------------              -------------    -------------   -------------   -------------   -----------
Newell Pension Investment Committee            54,600           *              54,600           0              *

Robinson Companies Profit Sharing               4,900           *               4,900           0              *
Trust

AT&T Investment Management Corp.               34,700           *              34,700           0              *

Local 25 S.E.I.U. Employers Pension             5,350           *               5,350           0              *
Plan

Sisters of St. Joseph Carondelet               11,700           *              11,700           0              *

Tracor, Inc.                                   16,850           *              16,850           0              *
                                            ---------                       ------------      ---

          TOTALS:                           2,550,714                       2,550,714           0

--------------------
* Less than 1%.

(1) Peter F. Bernardoni is an officer of Technology Funding Inc. and a partner of Technology Funding Ltd., each a general partner of Technology Funding Partners III, L.P., Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., Technology Funding Ventures Partners V, an Aggressive Growth Fund, L.P., and Technology Funding Medical Partners I, L.P. (collectively, the "Funds"). Mr. Bernardoni has sole voting and shared investment power with respect to all shares owned by the Funds, and therefore may be deemed to be a beneficial owner of such shares. Mr. Bernardoni has served on the Company's Board of Directors since November 1995 and is a member of the Compensation Committee and Audit Committee of the Board of Directors. As compensation for being an outside director, Mr. Bernardoni has been granted stock options to purchase 15,000 shares of Common Stock of the Company. In August 1996, the Company obtained a two-year $1,500,000 borrowing facility from the Funds. In connection with such loan, the Funds also received warrants for the purchase of up to 150,000 shares of Common Stock of the Company, exercisable at any time on or before August 26, 2001 at the price of $3.00 per share, and received an origination fee of 10,000 shares of Common Stock on that same date. On January 27, 1997, the outstanding principal balance of $750,000 under such loan was converted, at the option of the holders, into 300,000 shares of Common Stock at a conversion price of $2.50 per share. Interest on the loan had accrued at a rate of 16% per year, and all $50,000 was converted into 20,000 shares on that same date at $2.50 per share. The Funds received an additional 12,000 shares of Common Stock ($50,250 total market value) to induce conversion of the loan at that time. At the Company's election, the remaining borrowing facility was cancelled on that same date.

(2)      Includes warrants to purchase an additional 112,500 shares of Common
         Stock.

(3)      Includes warrants to purchase an additional 3,750 shares of Common
         Stock.

(4)      Includes warrants to purchase an additional 3,750 shares of Common
         Stock.

(5)      Includes warrants to purchase an additional 30,000 shares of Common
         Stock.

(6) Oppenheimer & Co., Inc., an entity affiliated with Opco Senior Executive Investment Partnership, L.P., acted as placement agent for the offering and sale of 2,218,714 shares of Common Stock of the Company in a private placement which closed on January 27, 1997. Oppenheimer & Co., Inc. received a placement fee of $543,585, a warrant to purchase 177,497 shares of Common Stock of the Company, exercisable at any time between January 28, 1998 and January 27, 2002 at an exercisable price of $4.20 per share, and reimbursement for certain out-of-pocket expenses.


                                       13.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

         The following summary is a description of certain provisions of the Company's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation.

         The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $0.001 par value, and 1,000,000 shares of Preferred Stock, $0.001 par value ("Preferred Stock").

COMMON STOCK

         As of March 1, 1997, there were 8,195,853 shares of Common Stock issued and outstanding.

         Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights applicable to the Common Stock.

         Subject to the preferences or other rights applicable to shares of Preferred Stock that may be issued from time to time, holders of shares of Common Stock are entitled to participate ratably in dividends, if, when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation or dissolution of the Company, to share ratably in all assets available for distribution to stockholders after payment of liabilities and preferred stock preferences, if any.

         The authorized but unissued shares of Common Stock are available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may be listed. Shares of Common Stock are not redeemable and there are no sinking fund provisions.

PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the Company's Board of Directors, without any vote or action by the holders of Common Stock, to issue Preferred Stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms and the other designations, preferences and relative, participating, optional and other special rights and such qualifications, limitations or restrictions of any series of Preferred Stock. The Preferred Stock would be subject to the applicable rules of The Nasdaq Stock Market, Inc. or other organizations on whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of Preferred Stock established by the Board, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Common Stock, would dilute the voting power of the outstanding Common Stock. As of March 1, 1997, the Company had no outstanding shares of Preferred Stock.

NO PREEMPTIVE RIGHTS

         No holder of any capital stock of the Company has any preemptive rights to subscribe for or purchase any securities of any class or kind of the Company.

TRANSFER AGENT

         The Company's registrar and transfer agent for the Common Stock is U.S. Stock Transfer Corporation.


                                       14.

                              PLAN OF DISTRIBUTION

         The Shares are being registered to permit public secondary sales of the Shares by the Selling Stockholders from time to time until the earlier of:
January 27, 2000; such date as all of the Shares offered hereby have been sold; or such time as all of the Shares offered hereby can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.

         The Company anticipates that the Selling Stockholders may sell all or a portion of the Shares from time to time on the Nasdaq SmallCap Market, and may sell the Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through such broker or brokers. Brokers participating in such transactions may receive customary brokerage commissions from the Selling Stockholders. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. In connection with such sales, the Selling Stockholders and brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act and may be deemed by the National Association of Securities Dealers to have received underwriting compensation for purposes of the Association's Rules of Fair Practice. The Company will receive no proceeds from this offering.

                                  LEGAL OPINION

         The validity of the Shares offered hereby is passed upon for the Company by Riordan & McKinzie, a Professional Law Corporation, Orange County, California.

                                     EXPERTS

         The financial statements and schedule of Endocare, Inc. as of December 31, 1996 and for the year ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements refers to a change in the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

         The financial statements and schedule of Endocare, Inc. for the years ended December 31, 1995 and 1994 appearing in Endocare, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                       15.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             Registration Fee.............................         $ 3,602
             Blue Sky fees and expenses...................           5,000
             Accounting fees and expenses.................          20,000
             Legal fees and expenses......................          20,000
             Transfer Agent Fees  ........................           5,000
             Miscellaneous................................           6,398
                                                                   -------

             Total........................................         $60,000

             All such expenses will be borne by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Corporation Law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

         The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         The Company has entered into indemnification agreements with its directors and certain of its officers.

ITEM 16.  EXHIBITS.

      Exhibit
      Number                              Description
      ------                              -----------

         4    ++     Specimen Certificate of the Company's Common Stock.
         5    *      Opinion of Riordan & McKinzie, a Professional Law
                     Corporation.
      23.1    *      Consent of KPMG Peat Marwick LLP.
      23.2    *      Consent of Ernst & Young LLP.
      23.3    *      Consent of Riordan & McKinzie (included in Exhibit 5).
        24    *      Powers of Attorney with respect to the Company (included
                     on page II-4).

-------------------------
         *        Included in this filing.

         ++ Previously filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 18, 1997.

                          ENDOCARE, INC.


                          By:    /s/ PAUL W. MIKUS
                              ------------------------------------------------
                              Paul W. Mikus, Chief Executive Officer,
                              President, Chief Financial Officer and Treasurer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul W. Mikus his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

                Signature                             Title                                  Date
-------------------------------   -------------------------------------------------     ---------------
                                  Chief Executive Officer, President, Chief             March 18, 1997
                                  Financial Officer, Treasurer and Director
    /s/  PAUL W. MIKUS            (Principal Executive Officer, Principal Financial
-------------------------------   Officer and Principal Accounting Officer)
         Paul W. Mikus


  /s/ PETER F. BERNARDONI                                                               March 18, 1997
-------------------------------   Director
      Peter F. Bernardoni

    /s/ KEVIN MARINELLI
-------------------------------   Director                                              March 18, 1997
        Kevin Marinelli

                                INDEX TO EXHIBITS



      Exhibit
      Number                                Description
      ------                                -----------

         4    ++     Specimen Certificate of the Company's Common Stock.
         5    *      Opinion of Riordan & McKinzie, a Professional Law
                     Corporation.
      23.1    *      Consent of KPMG Peat Marwick LLP.
      23.2    *      Consent of Ernst & Young LLP.
      23.3    *      Consent of Riordan & McKinzie (included in Exhibit 5).
        24    *      Powers of Attorney with respect to the Company (included on page II-4).


-------------------------

         *        Included in this filing.

         ++ Previously filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.